Exhibit 4.25

                                  CORDIANT PLC

          (Incorporated in England & Wales with Registered No 1320869)

                     83/89 Whitfield Street, London W1A 4XA


Mr Dudley Fishburn
The Old Rectory
Englefield, Theale
Reading
Berkshire RG7 5EP


                                                            17 September 1997
Dear Dudley


Appointment to the Board of Directors of Cordiant plc (Company No. 1320869) (to be known as Cordiant Communications Group plc) ("the Company")


On behalf of the Board, I have set out below the terms that we have agreed for your appointment as non-executive director of the Company.


1       Appointment

        You were appointed to the Board on 3 September 1997 in anticipation of the Demerger and the Board is pleased to confirm the terms of your appointment as a non-executive director with effect from Completion as defined in a Demerger Agreement entered into by the Company, Saatchi & Saatchi plc, Saatchi & Saatchi Holdings Limited and Zenith Media Holdings Limited. Subject to ratification by shareholders at the next Annual General Meeting of the Company and to the Company's Articles of Association, your appointment will be for an initial fixed period of three years from Completion. The Board may, in its absolute discretion, renew your appointment for a further fixed period of three years (the "Renewal Period") from the expiry of the initial fixed period.

2       Duties

2.1 You will, of course, be subject to the normal legal duties and responsibilities of a director.

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2.2     As an independent  director,  we expect you to bring  objectivity to our discussions, and to help the Board to provide the Company with sound leadership, as well as ensuring high standards of corporate governance and financial probity and the effectiveness of the management team.

2.3 You are expected to attend each meeting of the Board and of any committees to which you are appointed, the Annual General Meeting and any Extraordinary General Meetings of the Company.

2.4 Appropriate office and secretarial facilities will be made available to you on seven days notice made to the Company Secretary.

2.5 You will also serve as Chairman of our Remuneration Committee and as a member of the Audit Committee. The Remuneration Committee generally meets 6 times each year, whilst the Audit Committee generally meets at least twice each year, usually in March and August.

2.6 You will be provided with reports on a monthly basis outlining the current performance of the Company and you are welcome to request further information about any part of the Group or to visit any of the Group's operations at any time.

2.7 You will be expected to attend certain functions during the year at which many of the Company's management will be present.

2.8 During your appointment you will comply with the Company's Code of Conduct which incorporates the Stock Exchange Model Code for Securities Transactions by Directors of Public Companies.

3       Powers

        A schedule of the authorities and powers specifically vested in the Board and its various committees, and the authorities that we have delegated to the managing director and his colleagues, will be sent to you separately by the Company Secretary.

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4       Fees

4.1 For your duties as a non-executive director, the Company will pay you an annual director's fee of(pound)20,000 (or such other fee as may be determined in accordance with the Company's Articles of Association) in equal quarterly instalments in arrears (subject to deduction of tax and national insurance contributions).

4.2 The Company will pay you allowances in connection with your duties as a non-executive director in the amounts set out below (or such other amount(s) as may from time to time be determined by the Company in general meeting), in each case exclusive of value added tax but subject to deduction of tax and national insurance contributions (if applicable):

4.2.1 (pound)600 for each meeting of the directors of the Company or any committee thereof which you attend in person;

4.2.2 (pound)500 for each meeting of the directors of the Company or any committee thereof which you attend by telephone; and

4.2.3 (pound)250 per calendar quarter for you acting as Chairman of any committee of the directors of the Company.

4.3 You will not be entitled to participate in any Company share, bonus or pension schemes or other benefit in kind arrangements of the Company. Tbe Company does, however, currently maintain indemnity insurance for its directors, details of which are available from the Company Secretary.

5       Expenses

5.1 The Company will reimburse you in full for all reasonable out of pocket expenses which you may properly incur in the course of performing your duties as a non-executive director in accordance with the Company's normal procedures.

5.2     You may, with the approval of the Board,  be  reimbursed  for your legal
        costs  in  seeking   separate   independent   legal  advice  about  your
        responsibilities as a director

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        of the Company, should circumstances arise in which it becomes necessary for you to do so.

6       Review


        The Board will review your contribution and effectiveness with you annually.

7       Termination

7.1 Your appointment will at all times be terminable by your resignation or your removal from office under the Articles of Association. If you wish to resign, you should give the Company one month's notice of your intention to do so to enable a replacement to be appointed and announcements to be made.

7.2     Your appointment will terminate automatically upon:

7.2.1 the expiry of the initial fixed period, unless renewed, in which case the expiry of the Renewal Period;

7.2.2   your vacating  office under Article 103 of the Articles of  Association;
        or

7.2.3 your being removed from office as a director by any resolution duly proposed and passed by the members of the Company.

7.3 On termination of your appointment, for whatever reason, you will not be entitled to any compensation for loss of office.

8       Disclosure of Interests

        I would be grateful if you could write to the Company Secretary as soon as possible to disclose your interests. You should set out in full those interests of both yourself and your family of which you and the Company will need to be aware in order to avoid any conflict of interests and in order to comply with the statutory requirements. If you have any questions regarding this disclosure, please speak to the Company Secretary. The Company Secretary will also arrange for


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        you to sign  Form  288a on which  the  Registrar  of  Companies  must be notified of your appointment. On that form you will also be required to list all other directorships of companies incorporated in Great Britain that you hold or have held within the last 5 years.

Please confirm your agreement to these terms by signing the enclosed copy letter and returning it to me. I look forward to seeing you at our next Board Meeting.


Yours sincerely




/s/ [illegible]
--------------------------------
Chairman

For and on behalf of Cordiant plc


I agree to the terms and conditions set out above relating to my appointment as a non-executive director of the Company.

/s/ Dudley Fishburn                              17.ix.97
---------------------------                      -----------------------
Dudley Fishburn                                  Date


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                          CORDIANT COMMUNICATIONS GROUP











19 January 2001

Mr Dudley Fishburn
7 Gayfere Street
LONDON
SW1P 3HN

Dear Dudley,

Re-appointment to the Board of Directors of Cordiant Communications Group plc ("the Company")

Pursuant to the minutes of a meeting of the Directors on 5 December 2000, I am pleased to confirm your re-appointment to the Board of Directors of the Company. Subject to ratification by shareholders at the next Annual General Meeting of the Company, your appointment will be for a further fixed period of three years with effect from 15 December 2000 (the "Renewal Period").

All other terms of your appointment remain as per the appointment letter dated 17 September 1997.

Please confirm your agreement to the terms of your re-appointment by signing and returning the enclosed copy letter.

Kind regards.

Yours sincerely,
For and on behalf of Cordiant Communications Group plc




/s/Denise Williams
----------------------
Denise Williams
Secretary


I agree to the terms and conditions set out above relating to my re-appointment as a non-executive director of the Company.




/s/Dudley Fishburn
--------------------


                        Cordiant Communications Group plc
     121-141 Westbourne Terrace, London W2 6JR, England Tel: 020 7262 4343
                               Fax: 020 7706 4327
                       Registered Number 1320869 England